ConAgra Foods

FOR IMMEDIATE RELEASE

CONAGRA FOODS RESUMES PRODUCTION

OF BANQUET AND PRIVATE LABEL POT PIES

STRONG TRADING PERFORMANCE EXPECTED TO OFFSET EPS IMPACT

OF RECALL COSTS

OMAHA, Neb., Nov. 14, 2007 – Today ConAgra Foods, Inc., (NYSE: CAG) announced that it has resumed production of Banquet and private label pot pies. Shipments to retail customers are expected to begin in December; consumers can expect to see Banquet and store brand pot pies in retail stores as soon as January.

Banquet and private label pot pies, which are produced at the company’s Marshall, Mo., plant, were recalled on Oct. 11 due to concerns regarding salmonella. With consumer food safety as its top priority, the company recalled all varieties of pot pies, regardless of production date, made in its Marshall plant. Since recalling the product, ConAgra Foods has worked closely with the U.S. Department of Agriculture to aggressively pursue the likely source of contamination. The company’s investigation is continuing, and the initial findings are:

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Environmental testing of the Marshall pot pie production area has shown no traces of salmonella. After the recall, the pot pie production lines were completely disassembled, tested and reassembled to ensure thorough and deep testing for any traces of contamination.

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Based on the state findings from finished product testing and confirmed by the company (testing was conducted by an independent laboratory), the specific salmonella strain appears to be isolated to Banquet turkey pot pies produced on July 13, 2007, and July 31, 2007.

CONAGRA FOODS

To further ensure food safety going forward, the company has developed enhanced protocols for its ready-to-cook manufacturing plants, including new and more stringent testing protocols for ingredients coming into plants, and further testing of finished products. Additionally, redesigned easy-to-follow cooking instructions are now in place to help eliminate any potential confusion regarding cooking times. The company worked with the USDA on the enhanced protocols and measures for the ConAgra Foods plant prior to resuming production.

“We apologize to any consumer who became ill from eating any of our pot pies,” said Gary Rodkin, chief executive officer, ConAgra Foods. “We appreciate the work of the USDA, the Centers for Disease Control and state health officials, which helped us quickly identify the issue and isolate the likely source of contamination. We’ve strengthened processes and testing within our plants and for our suppliers, and we have revised the product cooking instructions to make certain we minimize any potential for a future issue. Any lapse in the safety of our food is unacceptable, and I know the steps we’ve taken will make a positive difference and help us provide consumers and customers with safe, wholesome products.”

He concluded, “I would like to assure our consumers, customers and investors that the food safety conditions and operating processes throughout our manufacturing network are strong. I firmly believe our issues this year were isolated. Our senior leadership team, with the help of our external Food Safety Council, is committed to the highest operating standards and exemplary food safety protocols. We look forward to being on the forefront of industry collaboration with the scientific and regulatory bodies in this area.”

With regard to incremental costs directly related to the recall, the company expects to incur approximately $30 million, or approximately $.04 per share, most of which will be recorded in the fiscal second quarter, which will be reported on Dec. 20. With regard to its EPS outlook for fiscal 2008, the company expects stronger-than-planned earnings from its Trading and Merchandising group to offset the direct pot pie recall costs. The company will provide full year EPS guidance in conjunction with its Dec. 20 earnings report.

CONAGRA FOODS

ConAgra Foods, Inc., (NYSE: CAG) is one of North America’s largest packaged food companies, serving consumer grocery retailers, as well as restaurants and other foodservice establishments. For more information, please visit us at www.conagrafoods.com.

Note on Forward-looking Statements:

This release contains forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. The company undertakes no responsibility to update these statements. Readers of this release should understand that these statements are not guarantees of performance or results. Many factors could affect the company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things, future economic circumstances, industry conditions, the company’s ability to execute its operating and restructuring plans, availability and prices of raw materials, product pricing, competitive environment and related market conditions, operating efficiencies, the ultimate impact of the recalls, access to capital, actions of governments and regulatory factors affecting the company’s businesses and other risks described in the company’s reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this release, which speak only as of the date made.